CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 29, 2020, relating to the financial statements and financial highlights of GPS Funds I and GPS Funds II, for the year ended March 31, 2020, and to the references to our firm under the headings “Counsel, Independent Registered Public Accounting Firm and Service Providers” and “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/Cohen & Company, Ltd.
Milwaukee, Wisconsin
July 29, 2020